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TABLE OF CONTENTS

As Filed with the Securities and Exchange Commission on December 18, 2003

Registration No. 333—

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EVERGREEN RESOURCES, INC.
(Exact name of registrant as specified in our charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0034147 (I.R.S. Employer Identification No.)
1401 17th Street, Suite 1200 Denver, Colorado 80202 (303) 298-8100 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark S. Sexton
Chairman, President and Chief Executive Officer
Evergreen Resources, Inc.
1401 17th Street, Suite 1200
Denver, Colorado 80202
(303) 298-8100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Garza Baldwin, Esq. Womble Carlyle Sandridge & Rice, PLLC One Wachovia Center, Suite 3500 Charlotte, North Carolina 28202-6025 (704) 331-4907

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling shareholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, no par value	2,770,046 shares	$31.20	$86,425,435	$6,992

Common Stock Purchase Rights(2)	2,770,046	0	0	0

(1)
Estimated solely for purposes of calculating the registration fee, based on the average of the high and low sale prices for the Registrant's common stock as reported on the New York Stock Exchange on December 12, 2003 in accordance with Rule 457 under the Securities Act of 1933.

(2)
Each share of the Registrant's common stock includes one common stock purchase right. No additional consideration is paid with respect to these rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay our effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

2,770,046 Shares

Common Stock

        This prospectus is part of a registration statement that covers 2,770,046 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders. We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common stock, which we estimate to be $20,000.

        Our common stock is quoted on the New York Stock Exchange ("NYSE") under the symbol "EVG." On December 16, 2003, the last reported sale price of the common stock on the NYSE was $31.37 per share.

        Our principal executive offices are at 1401 17th Street, Suite 1200, Denver, Colorado 80202, and our telephone number is (303) 298-8100.

        Investing in the securities offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated December 18, 2003

TABLE OF CONTENTS

COMPANY OVERVIEW
RECENT DEVELOPMENTS
THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEPENDENT PETROLEUM ENGINEERS

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        The terms "Evergreen," "EVG," "Company," "we," "our" and "us" refer to Evergreen Resources, Inc. and its subsidiaries, unless the context suggests otherwise. The term "you" refers to a prospective investor.

i

COMPANY OVERVIEW

        Evergreen is a Colorado corporation organized on January 14, 1981. We are an independent energy company engaged in the operation, development, production, exploration and acquisition of unconventional natural gas properties. We are one of the leading developers of coal bed methane reserves in the United States. Our current operations are principally focused on developing and expanding our coal bed methane project located in the Raton Basin in southern Colorado. We have initiated coal bed methane projects in Alaska's Cook Inlet-Susitna Basin and in the Forest City Basin of eastern Kansas. Effective October 29, 2003, we completed our acquisition of Carbon Energy Corporation ("Carbon"). In connection with this acquisition, we acquired Carbon's working interest in the Piceance Basin of western Colorado, the Uintah Basin of eastern Utah, and the Western Sedimentary Basin of Canada.

        We are one of the largest holders of oil and gas leases in the Raton Basin. We hold interests in approximately 325,000 gross acres of prospective coal bed methane or natural gas properties in the basin. At June 30, 2003, we had estimated net proved reserves of 1.305 Tcf, 65% of which were proved developed, with a present value of future net reserves, or PV-10, of approximately $2.0 billion. Our net daily gas sales for the month of November 2003 were approximately 130 MMcf from a total of 962 net producing wells. Our Raton Basin drilling program has enabled us to build an extensive inventory of additional drilling locations. We have identified at least 700 additional drilling locations on our Raton Basin acreage, of which 398 were included in our estimated proved reserve base at June 30, 2003. We operate and have a 100% working interest in substantially all of our Raton Basin acreage and wells.

        Since we began our drilling efforts in the Raton Basin, we have drilled more than 750 wells and achieved a success rate of approximately 98%. In addition, we have acquired over 250 producing wells in the Raton Basin since the beginning of the Raton Basin project. From March 31, 1995 through June 30, 2003, we grew our estimated proved reserves from 58 Bcf to 1,305 Bcf, which represents a compound annual growth rate of approximately 46%. From March 31, 1995 through November 30, 2003, our net daily gas sales increased from just over one MMcf to approximately 130 MMcf.

        Our management believes our success in the Raton Basin has enabled us to become one of the lowest-cost finders, developers and producers among United States publicly-traded independent oil and gas companies. From the beginning of our Raton Basin project through December 31, 2002, we have spent approximately $330 million on the drilling and completion of our wells, pipelines, gas collection systems and compression equipment, and $244 million on the acquisition of additional properties. This represents an estimated total finding and development cost of $0.33 per proved Mcf excluding acquisitions and $0.44 per proved Mcf including acquisitions.

        We currently hold more than 300,000 acres of prospective coal bed methane ("CBM") acreage in south Central Alaska. Early in the second quarter of 2003, Evergreen completed five of its eight CBM wells on the Pioneer Unit in Alaska's Cook Inlet-Susitna Basin. The initial production results indicate that the wells in these first two pilot projects are probably not capable of commercial production. We plan to drill five stratigraphic core holes on various parts of our acreage base in Alaska in December 2003 to obtain additional petrophysical data, including information on coal quality and gas content. Based on the results of these core holes, we will determine potential locations in 2004 for additional core holes or multi-well pilots.

        We have acquired in excess of 700,000 acres of prospective unconventional natural gas properties in the Forest City Basin of eastern Kansas. We plan to drill and complete up to 33 coal bed methane wells and up to seven water disposal wells in the Forest City Basin in the fourth quarter of 2003. We hold a 100% working interest in the Kansas acreage. The acreage generally lies in the Forest City Basin and Cherokee Platform and also contains shallow gas potential from coals, fractured shales and sands.

        The acquired Carbon properties are estimated to contain at least 97 billion cubic feet equivalent ("Bcfe") of proved reserves, substantially all of which are natural gas. All of the properties we acquired from Carbon are operated in the United States and Canada. Net gas reserves in the United States and Canada are approximately 59 Bcfe and 38 Bcfe, respectively, of which 45% and 73% are classified as proved developed and the remaining amounts are classified as proved undeveloped. Average daily net production in the United States and Canada is 16.8 million cubic feet of gas equivalent. The gross acreage position is approximately 150,000 acres in the United States and 130,000 acres in Canada.

        Our principal executive offices are located at 1401 17th Street, Suite 1200, Denver, Colorado 80202, and our telephone number is (303) 298-8100.

RECENT DEVELOPMENTS

Carbon Energy Corporation Acquisition

        On October 29, 2003, we completed our acquisition of Carbon Energy Corporation. Carbon is an independent oil and gas company engaged in the exploration, development and production of natural gas and crude oil in the United States and Canada. Carbon's areas of operations in the United States are the Piceance Basin in Colorado and the Uintah Basin in Utah. Carbon's areas of operations in Canada are south-central Alberta and southeast Saskatchewan.

        Under the terms of the merger agreement, Carbon's shareholders received 0.55 shares of Evergreen common stock for each common share of Carbon. As a result, Evergreen issued approximately 3.5 million new shares of Evergreen common stock to Carbon's shareholders. The aggregate value of the transaction, including transaction costs and the fair value of Carbon employee stock options assumed by Evergreen is approximately $89 million. The net assets acquired include the assumption of Carbon's debt of approximately $20 million.

        The acquired Carbon properties are estimated to contain at least 97 Bcfe of proved reserves, substantially all of which are natural gas. Carbon operates substantially all of its properties in the United States and Canada. Net gas reserves in the United States and Canada are approximately 59 Bcfe and 38 Bcfe, respectively, of which 45% and 73% are classified as proved developed.

Increase of Authorized Shares of Common Stock

        On November 25, 2003, we filed Articles of Amendment to our Amended and Restated Articles of Incorporation with the Department of State of the State of Colorado to increase the number of authorized shares of our common stock from 50,000,000 shares to 100,000,000 shares. The amendment was duly approved by both our board of directors and our shareholders. As of November 30, 2003, there were 42,845,358 shares of our common stock outstanding.

Pending Litigation

        In 2002 we were named as a defendant in a purported class action lawsuit filed in the United States District Court for the District of Colorado. The plaintiffs, Mountain West Exploration, Inc., Joel Nelson and Synergy Operations Company, LLC, are royalty owners and overriding royalty owners with respect to our Raton Basin properties who are alleging that amounts paid for production attributable to the royalty owners' interest violated the terms of the applicable leases and laws in various respects, including the value of production sold, permissibility of deductions and accuracy of quantities upon which royalties are calculated. While we believe we have meritorious defenses to these claims, we have been engaged in court-ordered pre-trial mediation with the purported class action plaintiffs. We believe that any payments we are required to make as a result of this proceeding would not be material to us.

THE OFFERING

Common stock offered	2,770,046 shares
Offering price	All or part of the shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling shareholders at the time of the sale.
Risk factors	See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Use of Proceeds	We will not receive any of the proceeds from the sale by any selling shareholder of the common stock offered under this prospectus.
New York Stock Exchange Symbol	EVG

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before purchasing shares of our common stock. In addition, please read "Forward-Looking Statements" on page 9 of this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

Oil and gas prices are volatile, and an extended decline in prices would hurt our profitability and financial condition.

        Our management expects the markets for oil and gas to continue to be volatile. Any substantial or extended decline in the price of oil or gas would negatively affect our financial condition and results of operations. Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend heavily on prevailing market prices for oil and gas. A material decline could reduce our cash flow and borrowing capacity, as well as the value and the amount of our gas reserves. The majority of our proved reserves are natural gas. Therefore, we are more directly impacted by volatility in the price of natural gas. Various factors beyond our control can affect prices of oil and gas. These external factors and the volatile nature of the energy markets make it difficult to estimate future commodity prices.

        In addition, we may be required to write down or impair the carrying value of our oil and gas properties when oil and gas prices are depressed or unusually volatile. If a write-down is required, it would result in a charge to earnings and book value. Once incurred, a write-down of oil and gas properties is not reversible at a later date. We periodically review the carrying value of our oil and gas properties under the full cost accounting rules of the United States Securities and Exchange Commission (the "SEC"). Under these rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future reserves at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded, even if prices were depressed for only a short period of time.

We may not be able to obtain adequate capital to finance our exploration and development operations.

        If our revenues were to decrease and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development plans, replace our reserves or maintain our production levels could be greatly limited. Our current development plans will require us to make large capital expenditures for the exploration and development of our natural gas properties. Historically, we have funded our capital expenditures through a combination of funds generated internally from sales of production or properties, the issuance of equity, long-term debt financing and short-term financing arrangements. Additional financing may not be available to us on acceptable terms. Future cash flows and the availability of financing will be subject to a number of variables, including our production and the prices of oil and natural gas. Issuing equity securities to satisfy our financing requirements could cause substantial dilution to existing shareholders. In addition, debt financing could lead to a diversion of cash flow to satisfy debt servicing obligations and restrictions on our operations.

Estimates of oil and gas reserves are not precise.

        Our SEC filings contain estimates of our proved oil and gas reserves and the estimated future net revenues from such reserves. Actual results will likely vary from amounts estimated, and any significant variance could have a material adverse effect on our future results of operations.

        Reserve estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating reserves is complex. This process requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are not precise. However, the likelihood of recovery of these reserves is considerably more likely than not.

        Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves will most likely vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves disclosed by us. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

        At June 30, 2003, approximately 35% of our estimated proved reserves in the Raton Basin were proved undeveloped. Approximately 55% and 27% of the acquired Carbon reserves in the United States and Canada, respectively, are proved undeveloped. Estimation of proved undeveloped reserves and proved developed non-producing reserves is nearly always based on volumetric calculations rather than the performance data used to estimate producing reserves. Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. Production revenues from proved non-producing reserves will not be realized until some time in the future. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our reserves and the costs associated with these reserves in accordance with industry standards, these estimated costs may not be accurate, development may not occur as scheduled and actual results may not be as estimated.

        Analysts and investors should not construe the present value of future net reserves, or PV-10, as the current market value of the estimated oil and natural gas reserves attributable to our properties. Management has based the estimated discounted future net cash flows from proved reserves on prices and costs as of the date of the estimate, in accordance with applicable regulations, whereas actual future prices and costs may be materially higher or lower. Many factors will affect actual future net cash flows, including:

  •
  the amount and timing of actual production;

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  supply and demand for natural gas;

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  curtailments or increases in consumption by natural gas purchasers; and

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  changes in governmental regulations or taxation.

        The timing of the production of oil and natural gas properties and of the related expenses affect the timing of actual future net cash flows from proved reserves and, thus, their actual present value. In addition, the 10% discount factor, which we are required to use to calculate PV-10 for reporting purposes, is not necessarily the most appropriate discount factor given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

We face risks inherent in expanding our operations into Canada.

        As a result of our recent merger with Carbon, we acquired Carbon's working interests in Alberta and Saskatchewan, Canada. These international operations may be adversely affected by currency fluctuations. The expenses of such operations are payable in Canadian dollars. As a result, our Canadian operations are subject to risk of fluctuations in the relative value of the Canadian and United States dollars. In addition, we are exposed to the political, economic and other uncertainties of international operations, including, among others, risk of war, revolution, border disputes, expropriation, re-negotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increase and retroactive tax claims, exchange controls, limits on allowable levels of production, labor disputes and other uncertainties arising out of foreign government sovereignty over our international operations.

We may be affected by the gas prices in the Rocky Mountain Region.

        As a result of our merger with Carbon, we acquired Carbon's working interests in the Piceance Basin in Colorado and the Uintah Basin in Utah. The prices to be received by us for the natural gas production from these properties will be determined mainly by factors affecting the regional supply of and demand for natural gas. Based on recent experience, regional differences could cause published indices used generally to establish the price received for natural gas production in the United States to be higher than the market price received by us for natural gas produced from our properties.

        After March 2002, natural gas prices for production in the Piceance Basin in Colorado and the Uintah Basin in Utah were unusually low relative to the majority of the producing areas in the United States. Reduced regional seasonal demand and inadequate pipeline transportation capacity linking our production in the Piceance and Uintah Basins to consuming regions are principal factors contributing to these price differentials. Continued volatility is expected to affect the price received for natural gas produced from these properties.

Our acquisition activities may not be successful.

        As part of our growth strategy, we may make additional acquisitions of businesses and properties. However, suitable acquisition candidates may not be available on terms and conditions we find acceptable, and acquisitions pose substantial risks to our business, financial condition and results of operations. In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. Even if future acquisitions are completed, the following are some of the risks associated with acquisitions:

  •
  some of the acquired businesses or properties may not produce revenues, earnings or cash flow at anticipated levels;

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  we may assume liabilities that were not disclosed or that exceed our estimates;

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  we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

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  acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

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  we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our stockholders; and

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  we may incur additional debt related to future acquisitions.

We face strong competition in the oil and gas industry, and many of our competitors have greater resources than we do.

        We operate in a highly competitive industry. We compete with major oil companies, independent producers and institutional and individual investors, which are actively seeking oil and gas properties throughout the world, along with the equipment, labor and materials required to operate properties. Many of our competitors have financial and technological resources vastly exceeding those available to us. Many oil and gas properties are sold in a competitive bidding process in which we may lack technological information or expertise available to other bidders. We may not be successful in acquiring and developing profitable properties in the face of this competition.

Our operations are subject to the business and financial risks of oil and gas exploration.

        The business of exploring for and, to a lesser extent, developing oil and gas properties is an activity that involves a high degree of business and financial risk. Property acquisition decisions generally are based on various assumptions and subjective judgments that are speculative. It is impossible to predict accurately the ultimate production potential, if any, of a particular property or well. Moreover, the successful completion of an oil or gas well does not ensure a profit on investment.

        A variety of factors, both geological and market-related, can cause a well to become uneconomic or marginally economic.

Our business is subject to operating hazards and environmental risks that could result in substantial losses.

        The oil and natural gas business involves operating hazards such as well blowouts, craterings, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which could cause us a substantial loss. In addition, we may be held liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur losses. An event that is not fully covered by insurance—for example, losses resulting from pollution and environmental risks, which are not fully insurable—could have a material adverse effect on our financial condition and results of operations.

Our exploratory and development drilling activities may not be successful.

        Our future drilling activities may not be successful, and our management cannot be sure that our overall drilling success rate or our drilling success rate for activity within a particular area will not decline. In addition, the wells that we drill may not recover all or any portion of our capital investment in the wells, infrastructure, or the underlying leaseholds. We are currently in the early stages of various exploration projects throughout the United States and Canada and we can offer no assurance that the development of these projects will occur as scheduled or that actual results will be in line with our initial estimates. Unsuccessful drilling activities could negatively affect our results of operations and financial condition. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

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  unexpected drilling conditions;

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  pressure or irregularities in formations;

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  equipment failures or accidents;

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  adverse weather conditions;

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  compliance with governmental requirements; and

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  shortages or delays in the availability of drilling rigs and the delivery of equipment.

        In addition, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. There is no guarantee that the potential drilling locations that we have identified will ever produce natural gas.

Hedging transactions may limit our potential gains or expose us to loss.

        To manage our exposure to price risks in the marketing of our natural gas, we enter into natural gas fixed price physical delivery contracts as well as commodity price swap and collar contracts from time to time with respect to a portion of our current or future production. These transactions may limit our potential gains if natural gas prices were to rise substantially over the price established by the contracts. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

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  our production is less than expected;

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  there is a widening of price differentials between delivery points for our production and the delivery point assumed in the contracts;

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  the counterparties to our futures contracts fail to perform under the contracts; or

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  a sudden, unexpected event materially impacts natural gas prices.

We may face unanticipated water disposal costs.

        Where groundwater produced from the Raton Basin coal seams fails to meet the quality requirements of the State of Colorado or our wells produce water in excess of the applicable volumetric permit limit, we may have to drill additional disposal wells to re-inject the produced water back into deep underground rock formations. Produced water is currently injected at eight such wells, and two more of these underground injection control (UIC) wells are under development. As of December 31, 2002, we injected approximately 40% of our produced water into such disposal wells. The costs to dispose of this produced water may increase if any of the following occur:

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  we cannot obtain future permits from the State of Colorado;

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  water of lesser quality is produced;

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  our wells produce excess water; or

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  new laws or regulations require water to be disposed of in a different manner.

We have limited protection for our technology and depend on technology owned by others.

        We use operating practices that management believes are of significant value in developing coal bed methane reserves. In most cases, patent or other intellectual property protection is unavailable for this technology. Our use of independent contractors in most aspects of our drilling and some completion operations makes the protection of such technology more difficult. Moreover, we rely on the technological expertise of the independent contractors that we retain for our oil and gas operations. We have no long-term agreements with these contractors, and thus are not guaranteed that we will continue to have access to this expertise.

We must comply with complex federal, state and local laws and regulations.

        Federal, state and local authorities extensively regulate the oil and gas industry. Noncompliance with these statutes and regulations may lead to substantial penalties, and the overall regulatory burden on the industry increases the cost of doing business and, in turn, decreases profitability. Regulations affect various aspects of oil and gas drilling and production activities, including the pricing and marketing of oil and gas production, the drilling of wells (through permit and bonding requirements), the positioning of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration. These laws and regulations are under constant review for amendment or expansion.

We may incur substantial costs to comply with complex environmental regulations.

        Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. We could be forced to expend significant resources to comply with new laws or regulations, or changes to current requirements. Federal, state and local environmental agencies have relatively little experience with the regulation of coal bed methane operations, which are technologically different from conventional oil and gas operations. This inexperience has created uncertainty regarding how these agencies will interpret air, water and waste requirements and other regulations to coal bed methane drilling, fracture stimulation methods, production and water disposal operations. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between federal, state and local agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. See our Form 10-K for the fiscal year ended December 31, 2002, under the heading "Government Regulation of the Oil and Gas Industry—Environmental Matters."

Our business depends on transportation facilities owned by others.

        The marketability of our gas production depends in part on the availability, proximity and capacity of pipeline systems owned by third parties, and changes in our contracts with these third parties could materially affect our operations. We, through our subsidiaries, have entered into a series of firm transportation service agreements with Colorado Interstate Gas Company providing for the transportation of our natural gas production from the Raton Basin to the Mid-Continent markets. See our Form 10-K for the fiscal year ended December 31, 2002, under the heading "Customers and Markets—Gas Marketing."

        In addition, federal and state regulation of gas and oil production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, and general economic conditions could adversely affect our ability to transport our natural gas.

Market conditions could cause us to incur losses on our transportation contracts.

        We have gas transportation contracts that require us to transport minimum volumes of natural gas. If we ship smaller volumes, we may be liable for the shortfall. Unforeseen events, including production problems or substantial decreases in the price or demand for natural gas, could cause us to ship less than the required volumes, resulting in losses on these contracts.

We depend on key personnel and do not have employment agreements with our executive officers.

        Our success depends on the continued services of our executive officers and a limited number of other senior management and technical personnel, and we do not have employment agreements with these employees. Our key personnel include Mark S. Sexton, President and Chief Executive Officer,

Kevin R. Collins, Executive Vice President—Finance, Chief Financial Officer, Treasurer and Secretary, Dennis R. Carlton, Executive Vice President—Exploration and Chief Operating Officer, and J. Scott Zimmerman, Vice President—Operations and Engineering. Loss of the services of any of these people could result in financial losses and interruptions in operations.

We do not pay dividends.

        We have never declared nor paid any cash dividends on our common stock, and we have no intention to do so in the near future.

Our articles of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent shareholders from realizing a premium on their investment.

        Our articles of incorporation and bylaws contain provisions that may have the effect of delaying or preventing transactions involving actual or potential changes in control, including transactions that otherwise could involve payment of a premium over prevailing market prices to shareholders for their common stock. These provisions, among other things, provide for a staggered Board of Directors and noncumulative voting in the election of the Board and impose procedural requirements on shareholders who wish to make nominations for the election of directors or propose other actions at shareholders' meetings. Also, our articles of incorporation authorize the Board to issue up to 24,900,000 shares of preferred stock without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board may determine.

        On July 7, 1997 our Board of Directors adopted a shareholder rights agreement, which provides for the distribution of uncertificated stock purchase rights to shareholders of Evergreen at a rate of one right for each share of common stock held of record. The rights plan may impede a takeover of Evergreen not supported by the Board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.

Our stock price has been and is likely to continue to be volatile.

        The market price of our common stock has been volatile and is likely to continue to fluctuate. During 2002, the sale price of our common stock on the NYSE ranged from a low of $15.45 per share to a high of $23.50 per share (as adjusted to reflect our two-for-one stock split on September 16, 2003). For the period January 1, 2003 through December 16, 2003, the sale price has ranged from a low of $20.65 to a high of $31.74 (as adjusted to reflect our two-for-one stock split on September 16, 2003). The market price of our common stock is subject to many factors, including:

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  prices for oil and natural gas;

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  general stock market conditions;

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  conditions in our industry;

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  changes in our revenues and earnings; and

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  changes in analyst recommendations and projections.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended (the "Securities Act") and section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding, among other items, our growth strategies, anticipated trends in our business, our future results of operations and market conditions in our industry. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

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  costs or difficulties related to the integration of our business and our merger partners;

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  a decline in natural gas prices;

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  incorrect estimates of required capital expenditures;

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  increases in the costs of drilling and completing wells and for gas gathering;

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  an increase in the cost of production and operations;

  •
  an inability to meet projections;

  •
  adverse changes in the securities markets;

  •
  general economic conditions;

  •
  risks associated with exploration;

  •
  ability to find, acquire, market, develop and produce new properties;

  •
  operating hazards attendant to the oil and natural gas business;

  •
  uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

  •
  the strength and financial resources of our competitors;

  •
  our ability to find and retain skilled personnel;

  •
  climatic conditions;

  •
  labor relations;

  •
  environmental risks; and

  •
  regulatory developments.

        The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us, our business or our management, are intended to identify forward-looking statements.

        We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents we have incorporated by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC's Public Reference Room at our principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. Our Internet address is http://www.evergreengas.com. You may also review information about our company at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

        We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

        The registration statement we have filed with the SEC utilizes the "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such future filings deemed, under SEC rules, not to have been filed) until the termination of this offering. The documents we incorporate by reference are:

  •
  The Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 31, 2003;

  •
  The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, as filed with the SEC on May 14, 2003, August 13, 2003 and October 29, 2003, respectively;

  •
  The Company's Current Report on Form 8-K filed November 12, 2003;

  •
  The information set forth beneath the heading "Unaudited Pro Forma Condensed Combined Financial Information" that is contained in the Company's proxy statement/prospectus filed pursuant to Rule 424(b)(3) on September 25, 2003 relating to the acquisition of Carbon Energy Corporation;

  •
  The historical financial statements of Carbon Energy Corporation set forth in Appendix C and Appendix E in the proxy statement/prospectus filed pursuant to Rule 424(b)(3) on September 25, 2003 relating to the acquisition of Carbon Energy Corporation;

  •
  The description of the Company's common stock that is contained in the Company's registration statement on Form 8-A filed with the SEC on August 22, 2000, including any amendment or report filed for the purposes of updating the description;

  •
  The description of the Company's Shareholders Rights Agreement, as amended, that is contained in the Company's registration statement on Form 8-A filed with the SEC on July 7, 1997 and in the Company's registration statement on Form 8-A/A filed with the SEC on March 8, 2001, including any amendment or report filed for the purposes of updating the description; and

  •
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to above.

        You may request a copy of these filings (other than exhibits to such documents, unless that exhibit is specifically incorporated by reference to that filing), at no cost to you, by writing or telephoning Evergreen Resources, Inc., 1401 17th Street, Suite 1200, Denver, Colorado 80202, telephone (303) 298-8100.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock. We have paid the costs relating to the registration of these shares, which we estimate to be $20,500.

SELLING SHAREHOLDERS

        The shares being offered by the selling shareholders were acquired in connection with our acquisition of Carbon on October 29, 2003. The following table sets forth, for each selling shareholder, the amount of our common stock beneficially owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Except as indicated in the footnotes to this table, none of the selling shareholders has had any position, office or other relationship material to Evergreen Resources, Inc. or any of our affiliates within the past three years.

Name	Shares Beneficially Owned(1)		Shares Offered Hereby	Shares to be Beneficially Owned after Completion of this Offering(1)	Percentage Beneficial Ownership after Completion of this Offering(1)
Yorktown Energy Partners III, L.P.	2,435,200		2,435,200	0	0
Yorktown Partners LLC	39,799		39,799	0	0
Harry A. Trueblood, Jr.	136,617		136,617	0	0
Patrick R. McDonald	76,425	(2)	37,925	38,500	*
CEC Resources Holdings, LLC	64,405		64,405	0	0
McDonald Energy, LLC	38,500		38,500	0	0
Harry A. Trueblood, Jr. Charitable Remainder Unitrust of 6/1/98	6,600		6,600	0	0
Cortlandt S. Dietler	5,500		5,500	0	0
David H. Kennedy	5,500		5,500	0	0

*
Indicates less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are convertible or exercisable currently or within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the security holders named in the table have sole voting and investment power with respect to the shares set forth opposite each security holder's name.

(2)
Includes 37,925 shares held of record and 38,500 shares issuable pursuant to vested stock options.

PLAN OF DISTRIBUTION

        We are registering the shares covered by this prospectus for the selling shareholders pursuant to a registration rights agreement dated October 29, 2003, by and among us and Yorktown Energy Partners III, L.P., a Delaware limited partnership, and Patrick R. McDonald (the "Registration Rights Agreement"). As used in this prospectus, "selling shareholders" includes the pledgees or donees who may later hold the selling shareholders' interests. Shares of common stock may only be offered or sold under this prospectus pursuant to the terms of the Registration Rights Agreement. However, selling shareholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or Rule 145 under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus.

        We will not receive any of the proceeds from the offering of the shares of common stock by the selling shareholders. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

        The selling shareholders may sell the shares on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their shares through:

  •
  a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker solicits purchasers;

  •
  "at the market" to or through market makers or into an existing market for the common stock; or

  •
  direct sales to purchasers or sales effected through agents.

        When selling the shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

  •
  enter into transactions involving short sales of the shares by broker-dealers;

  •
  sell shares short themselves and redeliver such shares to close out their short positions;

  •
  enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

  •
  loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

        The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling shareholders qualify as "underwriters" they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

        In addition to selling their shares under this prospectus, the selling shareholders may:

  •
  agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

  •
  transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

  •
  sell their shares under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of the applicable rule.

        Under the Registration Rights Agreement, we are obligated to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

  •
  one year after the initial effective date of this shelf registration statement; or

  •
  such shorter period, from the date of filing of this shelf registration statement until either (i) the sale pursuant to this shelf registration statement of the registrable securities, (ii) the expiration of the holding period applicable to the shares of common stock held by the selling shareholders under Rule 144(k) of the Securities Act, or (iii) the sale of the registrable securities pursuant to Rule 144 or Rule 145 of the Securities Act.

        Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions set forth in the Registration Rights Agreement. In these cases, we may prohibit offers and sales of the shares of common stock pursuant to the registration statement to which this prospectus relates.

        We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling shareholder. Each selling shareholder has agreed not to trade securities from the time the selling shareholder receives notice from us of this type of event until the selling shareholder receives a prospectus supplement or amendment. This time period will not exceed 45 days in any three-month period or 120 days in any twelve-month period.

        Upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified by a selling shareholder that a donee or pledgee who holds the selling shareholder's interests intends to sell more than 500 shares, we will file a supplement to this prospectus.

        No professional underwriter in its capacity as such will be acting for the selling shareholders.

LEGAL MATTERS

        The legality of the shares offered hereby has been passed upon for us by Berenbaum, Weinshienk & Eason, P.C., 370 Seventeenth Street, Suite 4800, Denver, Colorado 80202, as counsel to Evergreen. We have also been represented in connection with certain matters relating to the preparation of this prospectus by Womble Carlyle Sandridge & Rice, PLLC, Charlotte, North Carolina.

The validity of the securities will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Evergreen Resources, Inc. incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The audit report incorporated by reference refers to a change in the method of accounting for derivative instruments effective January 1, 2001.

        The consolidated financial statements of Carbon Energy Corporation as of December 31, 2002, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein from the proxy statement/prospectus filed pursuant to Rule 424(b)(3) on September 25, 2003 relating to the acquisition of Carbon Energy Corporation, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, financial statements refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

        The consolidated financial statements of Carbon Energy Corporation as of and for each of the two years in the period ended December 31, 2001, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent certified public accountants, as stated in their report incorporated by reference herein.

        On July 12, 2002, Carbon announced that it had appointed KPMG LLP to replace Arthur Andersen LLP as Carbon's independent accountants. After reasonable efforts, Evergreen has been unable to obtain Arthur Andersen LLP's updated written consent to the incorporation by reference into this prospectus of Arthur Andersen LLP's audit reports with respect to Carbon's financial statements. Under these circumstances, Rule 437a under the Securities Act permits Evergreen to omit Arthur Andersen LLP's updated written consent from this prospectus.

        Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        Accordingly, Arthur Andersen LLP may not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this prospectus. Evergreen believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including Evergreen's officers and directors, may still rely on Arthur Andersen LLP's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.

INDEPENDENT PETROLEUM ENGINEERS

        The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants, included and incorporated by reference in this prospectus have been included and incorporated by reference herein in reliance upon the authority of said firm as experts in petroleum engineering.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

Amount to Be Paid by Registrant
SEC registration fee	$6,992
Legal fees and expenses	$8,000
Accounting fees and expenses	$5,000
Miscellaneous	$508
Total	$20,500

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 7-108-402 of the Colorado Business Corporation Act (the "Act") provides, generally, that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. The Company's articles of incorporation contain a provision eliminating liability as permitted by the statute. The Company's articles of incorporation further provide that directors and officers of the Company will not be held personally liable for any injury to persons or property caused by the wrongful act of any employee of the Company unless either (i) the director or officer was personally involved in the situation leading to litigation or (ii) the director or officer committed a criminal offense in connection with such litigation.

        Section 7-109-103 of the Act provides that a Colorado corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. The Company's articles of incorporation do not contain any such limitation.

        Section 7-109-102 of the Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The Company's articles of incorporation and our bylaws provide for such indemnification. A corporation may not indemnify a director in connection with any

Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other Proceeding charging the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the director was judged liable on the basis that he derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

        Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by our bylaws, general or specific action of our board of directors or shareholders, or contract. The Company's articles of incorporation and bylaws provide for indemnification of officers, employees and agents of the Company to the same extent as its directors.

        The Company's articles of incorporation and bylaws permit the Company to pay expenses incurred in defending a Proceeding in advance of the final disposition of the Proceeding if the person undertakes to repay the amount unless it is ultimately determined that he is entitled to such expenses.

        The Company's articles of incorporation also provide that the Company may purchase and maintain insurance covering any person serving on behalf of, or at the request of, the Company against any liability incurred by him in such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability. The Company has obtained a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16. EXHIBITS

        The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation of the Company, as amended, which are incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (Commission File No. 33-273035), by reference to Exhibit I of the Company's Current Report on Form 8-K dated December 9, 1994, and by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed June 8, 1998.
4.2	Bylaws of the Company, which are incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed June 8, 1998.
4.3
Shareholders' Rights Agreement, as amended, which is incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated July 7, 1997 and by reference to Exhibit 4.2 to the Company's registration statement on Form 8-A/A filed March 8, 2001.
5	Opinion of Berenbaum, Weinshienk & Eason, P.C.
23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5).
23.2	Consent of BDO Seidman, LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of Netherland, Sewell & Associates, Inc.
23.5	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a of the Securities Act of 1933, as amended).
24	Power of Attorney (included in the signature page).

ITEM 17. UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, as of this 18th day of December, 2003.

EVERGREEN RESOURCES, INC.
By:	/s/ MARK S. SEXTON Mark S. Sexton Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        Each of the undersigned, being a director and/or officer of Evergreen Resources, Inc. (the "Company"), hereby nominates, constitutes and appoints Mark S. Sexton and Kevin R. Collins, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capabilities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of December 18, 2003.

/s/ MARK S. SEXTON Name: Mark S. Sexton, Chairman, President, Chief Executive Officer and Director (principal executive officer)	/s/ KEVIN R. COLLINS Name: Kevin R. Collins, Executive Vice President–Finance, Treasurer, Chief Financial Officer and Secretary (principal financial and accounting officer)
/s/ ALAIN G. BLANCHARD Name: Alain G. Blanchard, Director	/s/ DENNIS R. CARLTON Name: Dennis R. Carlton, Director
/s/ ROBERT J. CLARK Name: Robert J. Clark, Director	/s/ LARRY D. ESTRIDGE Name: Larry D. Estridge, Director
/s/ ANDREW D. LUNDQUIST Name: Andrew D. Lundquist, Director	/s/ JOHN J. RYAN III Name: John J. Ryan III, Director
/s/ SCOTT D. SHEFFIELD Name: Scott D. Sheffield, Director	/s/ ARTHUR L. SMITH Name: Arthur L. Smith, Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Articles of Incorporation of the Company, as amended, which are incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1 (Commission File No. 33-273035), by reference to Exhibit I of the Company's Current Report on Form 8-K dated December 9, 1994, and by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed June 8, 1998.
4.2	Bylaws of the Company, which are incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed June 8, 1998.
4.3
Shareholders' Rights Agreement, as amended, which is incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated July 7, 1997 and by reference to Exhibit 4.2 to the Company's registration statement on Form 8-A/A filed March 8, 2001.
5	Opinion of Berenbaum, Weinshienk & Eason, P.C.
23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5).
23.2	Consent of BDO Seidman, LLP.
23.3	Consent of KPMG LLP.
23.4	Consent of Netherland, Sewell & Associates, Inc.
23.5	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a of the Securities Act of 1933, as amended).
24	Power of Attorney (included in the signature page).